Exhibit 99.1

Final Transcript

PENN TREATY AMERICAN CORPORATION:

Penn Treaty Reinsurance Update Call

August 28, 2008/2:00 p.m. EDT

SPEAKERS

Cameron Waite

William Hunt

Mark Cloutier

PRESENTATION

Moderator

Ladies and gentlemen, thank you for standing by. Welcome to the Penn Treaty Reinsurance Update Call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Instructions will be given at that time. I would now like to turn the conference over to our host, Mr. Cameron Waite. Sir, you may begin.

C. Waite

Thank you. Good afternoon, everyone. I’m Cameron Waite, Executive Vice President of Strategic Operations for Penn Treaty American Corporation, and I’m joined this afternoon by William Hunt, our President and CEO and Mark Cloutier, Executive Vice President and Chief Financial Officer. Before I hand the call over to Bill for some introductory remarks, I want to read this forward-looking language statement:

During this conference call certain statements will be made by the company which may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations, including, but not limited to, its reinsurer’s provision of the requested letter of credit, the outcome of the arbitration or any other legal remedies pursued, the financial stability of

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Penn Treaty including any negative impact from the results of arbitration, the outcome of the review of strategic alternatives, the outcome of discussions with potential new reinsurers, the company’s reserve and collateral adequacy for future policyholder claims, the materially adverse effect of any reaction of insurance rating agencies and/or state insurance departments to the purported breach, and the continued compliance with state statutes and regulations.

For additional information and risks related to the company, please refer to our reports filed with the Securities and Exchange Commission. Thank you. Now I’d like to hand the call over to Bill Hunt, President and CEO.

W. Hunt

Thank you, Cam. Good afternoon, everyone. Welcome to this Penn Treaty update. Cam, Mark, and I will spend a few moments addressing the following topics. First, we will discuss the dispute we have with our reinsurer, Imagine International Reinsurance Limited. The company issued a press release last Thursday disclosing that our subsidiaries, Penn Treaty Network America Insurance Company and American Network Insurance Company, had provided notification of breach to our reinsurer for their failure to provide the required level of collateral in the form of letters of credit pursuant to Imagine’s obligations under our reinsurance agreement. In a minute we will explain what this breach means and our next steps to resolve this dispute.

Second, we will provide a financial update. Third, we will update our investors on our progress to investigate strategic alternatives for Penn Treaty, and fourth, we will briefly review operations. We plan to cover all these topics as succinctly as possible and take questions afterwards. Right now, for an update on where we stand with our reinsurance dispute, let me pass it back over to Cam. Cam?

C. Waite

Thanks. We have two contracts with our primary reinsurer, one for OldCo, which includes policies issued prior to 2002, and one for a portion of our NewCo business, which includes policies issued from 2005 until the present. The dispute we have currently is with the OldCo contract only; NewCo is unaffected. Our reinsurance remains in place and our policyholders continue to be fully protected.

We have asserted that security requirements for the contract have not been met fully as they have been in the past. Now, this security is required since this is a reinsurance agreement with a foreign reinsurer. If this was a domestic reinsurer, no security would be required. For accounting

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purposes, we’re able to take credit for reserve liabilities transferred to the reinsurer as long as the security is provided in the form of either a funds-withheld liability and/or a letter of credit. We have approximately $1 billion in funds-withheld liability, which are monies payable to the reinsurer, and we also have a $112 million letter of credit, which has already been provided to us. Based upon our 12/31/2007 statutory audit report, which we filed on June 1, 2008, the preparation of which was performed slightly before that point, this amount of letter of credit was sufficient to meet our security needs at that time.

Currently, we require the letter of credit to be increased to approximately $140 million under the contractual requirements of the agreement. Why? Because current claims activity continues to exceed the required premium needed to provide a profitable offset. As everyone knows, Penn Treaty has filed for premium rate increases that are expected to be collected in the future to offset existing claims and also additional claims expected in the future. Although we requested the additional letter of credit at this time, as would be required under the agreement, our reinsurer has informed us that they feel that additional amounts are not required in their view and that a regulatory risk event has occurred.

And what is a regulatory risk event? Well, in our reinsurance agreement a regulatory risk event is defined as the risk of not obtaining a necessary and justified premium rate increase as a result of any matter beyond our reasonable control, such as changes in the law that did not exist prior to the beginning of our reinsurance agreement or regulatory action or inaction. Our reinsurer has contended that Penn Treaty has failed to obtain an obligatory premium rate increase as a result of regulatory action or inaction.

Now, we believe that a regulatory risk event has not occurred for a number of reasons. First, there’s no specific language in the reinsurance agreement regarding the time frame that the requested premium rate increases need to be approved. We have been receiving approvals, some quick, some slow, but we continue to make progress. Number two, individual states approve requested premium rate increases differently. After reviewing all actuarial justification for the requested premium rate increase, some states have approved 100% of a requested premium rate increase at one time. Other states have approved a portion of the requested rate increase and have instructed the company to apply for the additional amount at some point later in the future.

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Historically, Penn Treaty has been granted the premium rate increases requested over a reasonable period of time. This historic pattern is even identified in the agreement with concurrence by both parties that it has occurred in the past. The company has disclosed in its Form 10-K for 2006 and to our reinsurer that we expect it to take up to three to four years to receive full approval of all premium rate increases as requested. The timing of this process has been built into the requested rates being sought.

The Pennsylvania Insurance Department has informed us and our reinsurer that they have seen no evidence that a regulatory risk event has occurred. As a result, we expect to pursue arbitration pursuant to the agreement. Our counsel has begun preparing for this process and we will file it as expeditiously as possible.

Now, where are we in terms of statutory performance? Well, per our discussions with the Pennsylvania Insurance Department, we do not foresee any impact on statutory surplus as a result of this dispute through the pendancy of the arbitration. That notwithstanding we remain concerned about the reactions of other parties to this dispute regardless of our position in this matter. Although we remain confident that the Pennsylvania Insurance Department is supportive of our position in this dispute, we cannot guarantee that some states will not want to take action to prevent new sales during the arbitration process. We and the Pennsylvania Insurance Department have reached out to larger states already in an effort to ensure their complete understanding that this is a dispute we hope to resolve favorably. We’re also pointing out that this security requirement would not be necessary at all if this was a domestic reinsurer. We believe that as an A-rated company our reinsurer should have the financial capacity to honor their agreements with us.

Now I mentioned that we’re filing under arbitration for this matter. All right, what happens based upon the arbitration? Well, first, if we win the reinsurer is bound to the reinsurance contract. In the event of an unfavorable outcome, the accounting treatment of limited security could be a substantial reduction to our surplus that could even lead to a takeover by the Pennsylvania Insurance Department. We’re already having discussions with Pennsylvania in hopes of avoiding that potential situation. In the interim, we hope a resolution can be found and we’re continuing to evaluate alternative solutions, including initiating discussions with other reinsurers and seeking other strategic alternatives, which Bill will discuss in a moment.

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This is a highly complex and a very fluid situation, of which we’ll keep the market apprised. Now let me turn it over to Mark Cloutier for a financial update.

M. Cloutier

Thank you, Cam. We are in the process of updating our analyses for both the commutation of our reinsurance agreement and DAC recoverability. These analyses need to be updated to reflect both the premium and claim activity through the second quarter and the recent events with our reinsurer. We anticipate completing these analyses by the end of next week. After completion we will provide this information to our auditors so that they can complete their audit procedures.

We have made good progress on completing the 10-K document in the interim. While we were hopeful that we’d be able to file the 2007 10-K around the end of August, we anticipate that an additional five to seven weeks will now be needed. Because the DAC recoverability analysis can have a material impact on results, we’re unable at the current time to give a range on GAAP book value. In addition, because of the new anticipated timeline to complete the filing of the 2007 10-K, we will be requesting an extension from the New York Stock Exchange. I will now hand it over to Bill to talk about the strategic alternative review process.

W. Hunt

Thanks, Mark. As we have said in prior conference calls, the Board of Directors of Penn Treaty hired Friedman, Billings, Ramsey at the beginning of the year to investigate and help evaluate all opportunities that may exist to optimize value for shareholders and place our operations on a stronger financial platform. We are looking at these opportunities for the whole company as well as for our major components individually, OldCo, NewCo, and our agency subsidiaries.

What’s our current status? Well, we have a data site up and running which will be available to all parties who have an executed nondisclosure agreement. The two key documents on the data site are the confidential information memorandum—we refer to that as the CIM—which describes the Penn Treaty opportunity, and the second major document is the actuarial valuation of our book of business. That valuation is split between OldCo and NewCo. Teasers are being sent out to approximately 200 partners. There is other information on the data site as well based upon our book of business, and that is available as well.

Over the past several weeks we have received interest in our agency subsidiaries and that’s where the process has been focused up until now.

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As we move ahead the process will shift over to the insurance operations. We’re aiming to have this process completed within six months, and keep in mind and be assured that this is the highest priority for our Board of Directors.

At this point in time let’s comment briefly on a few operational statistics, starting with sales. First, sales of new long-term care insurance policies at Penn Treaty through July 2008 totaled $8.7 million on an issued annualized premium basis. This is 9% less than the same period in 2007. We anticipate sales levels will average between $1.2 million and $1.3 million per month through the end of the year. Accordingly, we expect approximately $15 million in total sales by the end of 2008.

Our value proposition of providing long-term care insurance focusing on the physically-impaired niche remains very popular with distribution, but our financial rating of B minus continues to be a hindrance in engaging new distribution to sell Penn Treaty products. This is one of the reasons we are seeking to position the company on a stronger financial platform through our work with Friedman Billings.

Our focus through the end of the year will continue to be on the expansion of our LTCI quick pass program within our universe of licensed agents. We’re also preparing to launch a test of a modified quick pass program on September 1, which includes partnering with an A-rated carrier in order to engage new distributors who have expressed a desire to utilize our LTCI quick pass program with an A-rated option. If successful, this program could provide the basis to ramp up sales levels in the future. At this point, let me pass it over to Cam to talk about premium rate increases on our old book of business. Cam?

C. Waite

Thanks, Bill. Approximately 18 months ago we began the filing of premium rate increases for the current round. To date we’ve received approval on over 50% of those rate increases filed. Now, as I mentioned earlier, a number of states instructed us that they would provide a staged-in approval. We have received a number of those and we have commenced the re-filing of additional rate increases in those states showing that the actuarial justification remains. In addition, we anticipate that within the next three to six months we could see an additional 10% approval. Once again I will repeat that we anticipate that to achieve the full amount, which we fully expect will occur, could take as much as three to four years before approvals are gained and all of those premiums are ultimately collected from our policyholders who are affected.

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Now, on the investment side I’ll give you an update there as well. As of July 31st, 2008, the portfolio itself is yielding 5.31% with a duration of 8.45 years. We have average credit quality today of AA minus. We continue to have no direct exposure to subprime mortgages. We have taken approximately $100 million during the last seven months and redeployed that following the sale at the end of last year of our strip securities portfolio.

That $100 million has been split in three ways. First, we’ve allocated an additional $50 million to our corporate-owned life insurance policy portfolio, which now brings that value to approximately $100 million. The COLI portfolio is currently yielding a pretax yield of approximately 7%. We took an additional $30 million and invested in essentially A-rated securities on average, yielding approximately 6%, and management has decided to hold approximately $20 million from that portfolio in short-term highly liquid investments as we monitor continuing market activity.

Now, at the end of last year we had an unrealized loss that had grown about $3 million from the previous year. Based upon market yield movements and credit spreads we’ve seen a fairly substantial increase in that unrealized loss as of the end of July. Today, as we sit here, at the end of July we have an unrealized loss on the portfolio of about $104 million, all right. As I mentioned, that’s up from 12/31/07 and it’s up approximately $45 million to $48 million. Now even though we’ve seen as a benchmark the 10-year treasury has stayed about the same since year, end. We’ve seen corporate spreads and mortgage-backed spreads increasing steadily, most notably in the month of July.

Now, it is our expectation here, as it always has been, that while our portfolio is held as available for sale we generally do not trade our portfolio and we have full capability and full expectation that we could hang onto these assets through the maturity of the underlying asset. At this point, let me turn it back over to Bill to talk about claims.

B. Hunt

Thanks, Cam. Our claim expenses are running approximately 5% over what we projected for the first six months of 2008. Total paid claims were approximately $103 million through July 31st of this year compared to approximately $98 million for the same period in the prior year. We will continue to monitor this experience in order to determine whether this is a trend or an anomaly. Out of our total of approximately 140,000 policyholders, currently total open claims are approximately 7,700. This is

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compared to 7,600 as of the end of the first quarter and roughly 7,700 as of the end of the second quarter.

At this point in time, that concludes our prepared remarks. We’d like to open the phone call now to questions.

Moderator	Our first question comes from Walter Schenker with Titan Capital. You may begin.

W. Schenker	I can’t be the only one on the call. Hello, everyone.

C. Waite	Hello, Walter.

W. Schenker

First, it’s worth nothing but I have to get it out, it continues to be amazing how this company of all the companies I’ve ever dealt with can have more trouble getting SEC filings completed due to a series of events or other issues beyond the realm. I mean, every time you have set a target you have managed for one reason or another not to be able to achieve it. It’s a statement, it’s a factual statement that just needs to keep getting said. The question, however, is it seems you’ve had Friedman Billings retained for some time now. I’m trying to understand why we’re not further along in this process.

W. Hunt

The original goal we had set out before really engaging the Friedman Billings process in depth was to get our 2006 10-K finalized, which we accomplished back in the April timeframe, and to get ourselves pretty much down the line with the 2007 10-K, which are two key documents that we all believe were necessary to really get people engaged, and as Mark described, we’re toward the end of that process. We’re getting the 2007 10-K finalized. The valuation work, which has been completed by Milliman incorporates the in-depth claims analysis completed earlier this year. The confidential information memorandum has been finalized to take into account all the things which have occurred recently. We are now prepared to move forward with the process. So as with most other things with this company it’s a step-by-step process and we’re moving ahead right now to look at those opportunities.

W. Schenker

Just one other question since I know the one thing that is current are the statutory filings. Statutory filings would not be materially affected by GAAP adjustments and therefore the statutory filings you’ve had through the last quarter would still be considered accurate. That’s a question.

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M. Cloutier

Yes, we do not expect the latest events with our reinsurer to have any impact on the surplus that we’ve already filed for the end of the second quarter based on our discussions with Pennsylvania Insurance Department.

W. Schenker	Thank you.

M. Cloutier	Thank you.

W. Hunt	Thank you, Walter.

Moderator	Our next question comes from Dennis Scannell with Rutabaga Capital. You may begin.

D. Scannell

Yes, good afternoon, gentlemen, just a couple of quick things. So the incremental letter of credit that Imagine was supposed to come up with was 112 million going to 140 million and they don’t want to provide that incremental 28 million?

C. Waite	That’s the crux of the dispute.

D. Scannell

So, it seems as if we’ve been running losses now longer than just since December 2007. Why would it just be kicked in now as opposed to when you first discovered that your claimants were living longer than you had expected?

C. Waite

I’ll address that in two ways, Dennis. First of all, the losses themselves, as we talked about earlier, arise because of putting up additional claim reserves and higher paid claims in anticipation of receiving premium rate increases to cover those claims and future claims, and to the extent of the timing disconnect in those two, that generates additional statutory losses and increases the need, that’s the need for the additional LOC. As to why, the company is not in a position to be able to comment as to why Imagine has taken the posture that they have.

D. Scannell

So was there—I guess my direct question is you said that the letter of credit was good as of the end of 2007 and that now they need to put an incremental bid up. Were there incremental increases to the letter of credit over the past several years or is this just the first time that they’ve been asked to come up with some more capital, I guess, in essence?

C. Waite	They had made regular increases to the letter of credit.

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D. Scannell	That was my question.

C. Waite	As needed and as directed under the contract.

D. Scannell

I’ve got you. With the way things are working out, I know that your reinsurance contract qualifies as reinsurance under statutory accounting but hasn’t really, at least historically, under GAAP accounting. Does that change at all in light of current events or just in terms of how your book of business is evolving?

M. Cloutier

Dennis, this is Mark. Based on the accounting rules that exist, it does not change either the GAAP accounting we’re currently using, which is called deposit accounting as opposed to reinsurance accounting, or the statutory reinsurance accounting that we’re utilizing. Neither is affected as far as the accounting treatment.

D. Scannell

So the—and again just speaking from old notes—as I recall the reason why you used deposit accounting for GAAP book purposes was because the likelihood of the reinsurer actually experiencing a loss was pretty remote and I guess my direct question is, is that still accurate?

M. Cloutier	Yes.

D. Scannell

And Bill talked a little bit about the claims experience on a year-to-date basis being 5% over what you had expected. Can you separate that out by OldCo versus NewCo. I know NewCo, as you’d reported, had been doing better than you had expected for the early parts of those policies and I guess I’m wondering, has OldCo gotten worse or is NewCo worsening, what are you seeing there?

M. Cloutier	Sure, Dennis. That 5% negative variance is completely attributable to OldCo. NewCo continues to perform better than anticipated.

D. Scannell	Does that mean that we need more rate increases or it’s too early to tell?
C. Waite

It’s too early to tell. As Mark mentioned in his remarks, we don’t know whether two quarters worth of increased claims activity is an aberration or if in fact that continues to be a trend. One of the things that the company must do and always has done here over the last seven years is to continuously evaluate trends as they develop and if we feel that a trend is indeed developing where future claims will be higher than expected, we will in fact pursue premium rate increases for that additional activity.

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D. Scannell

Great. And then can you talk a little bit about the state of the reinsurance market now? I mean, for somebody that does not follow this as closely as you must, how much appetite do you think there would be for this complicated book of business that, candidly, you have had difficulty getting your hands around? I just wondering, do you think there is a potential to shift this from Imagine to someone else?

C. Waite

It’s premature for me to make any prediction on that end. However, I can tell you that we have found that there is an appetite out there and that appetite varies, and it varies by company and it varies by sector of reinsurer and it also varies over time. There are ebbs and flows as far as company interest for this type of product.

D. Scannell

And then just one final thing on the investment portfolio. You mentioned I think it was maybe $20 million put in short-term investments. Let me just—I’m going to assume the answer is no, but are option-rate securities any part of that?

C. Waite	Your assumption was indeed correct. The answer is no.

D. Scannell	I’m glad to hear that. Well, good luck, and I look forward to learning more.

C. Waite	Thank you, Dennis.

Moderator	I have a followup question from Dennis Scannell with Rutabaga Capital. You may begin.

D. Scannell

Well, if we’re the only ones talking I might as well just throw one last question in. I got on the call a little late so this may have been addressed, but can you talk a little bit about your anticipations of the timing of the arbitration process, just in terms of, I guess, I don’t know, what your lawyers are saying or what other—I would assume this is a pretty complicated case—but just how long something like this is expected to take?

C. Waite

Arbitration timelines can vary. We are moving forward on it expeditiously was the comment that you missed earlier. The timing of it—there are a number of things involved in arbitration, including our notification to the reinsurer, choosing of an arbitrator, their choosing, the umpire selection, discovery. It literally could reasonably be in the four-to-six month timeframe.

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D. Scannell	Good luck. Thank you very much.

C. Waite	Thank you.

W. Hunt	Thanks, Dennis.

Moderator	Sir, I’m showing no further questions at this time. Please continue.

W. Hunt

As always, we appreciate the patience and support of our investors and all of our stakeholders as we address the dispute with our reinsurer and continue to execute on the activities we’ve discussed. Thank you very much and we look forward to giving you an update when that time is required. Thank you.

Moderator

Ladies and gentlemen, this conference will be available for replay after 4 p.m. today, August 28th through 11:59 p.m. September 4th. You may access the AT&T TeleConference Replay System at any time by dialing 1-800-475-6701 and entering the access code 958647. International participants dial 320-365-3844.

That does conclude our conference for today. Thank you for your participation and for using AT&T Executive TeleConference. You may now disconnect.